U.S. Shipping Partners L.P. Declares Fourth Quarter 2007 Distribution of $0.45 per Unit on Its Common Units

EDISON, NJ -- 02/07/2008 -- U.S. Shipping Partners L.P. (NYSE: USS) (the "Partnership") today announced that the Board of Directors of its general partner declared a distribution of $0.45 per common unit in respect of the fourth quarter, or $1.80 per common unit for full year 2007. The distribution will be payable on February 15, 2008 to unitholders of record on February 12, 2008.

The Partnership also announced that United States Shipping Master LLC, the holder of the Partnership's subordinated units and general partner units, had requested that the Partnership not pay the fourth quarter distribution on the subordinated units and general partner units and instead retain the cash for working capital purposes; to increase reserves available for payment of future quarterly distributions on its common units; for the completion of its capital construction program; and to strengthen coverage with respect to the Partnership's financial covenants under its credit facility in future periods.

As a result of the non-payment of the fourth quarter distribution on the subordinated units, the 1,318,085 subordinated units that would have otherwise converted at the end of 2007 into freely tradeable common units will not convert, and the conversion tests, which among other things require the payment of the minimum quarterly distribution on the common and subordinated units for three consecutive, non-overlapping four quarter periods, will begin again, meaning that the earliest any of the subordinated units could convert into common units is after December 31, 2010. The total amount of the quarterly distribution not being paid on the subordinated and general partner units is approximately $3.3 million.

Based on the Partnership's projected utilization and charter rates for its fleet in 2008 in light of expected increases in the number of vessels operating in the spot market, the projected delivery of two articulated tug barges currently under construction on time and on budget in the second half of 2008, and current economic and market conditions, management currently anticipates that in 2008 it will continue to pay the minimum $0.45 quarterly distribution on the common units and will remain in compliance with all financial covenants under its credit facility.

The Partnership anticipates releasing its fourth quarter and full year financial results immediately prior to its quarterly conference call, which is scheduled to occur on Monday, February 11, 2008 at 8:30 a.m. eastern time. Dial-in information for the conference call is as follows:

        Domestic - (866) 713-8395
        International - (617) 597-5309
        Participant passcode - 14934724

All unitholders and interested parties are invited to join in the live conference call through the Partnership's website, www.usslp.com. The webcast and transcript of the conference call will remain on the Partnership's website for one year following the event. A recording of the conference call will be available from February 11, 2008 at 10:30 am eastern time through February 25, 2008.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic "coastwise" trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. The Partnership's existing fleet consists of eleven tank vessels: six integrated tug barge units; one product tanker; three chemical parcel tankers and one articulated tug barge unit ("ATB") that was delivered in June 2007 and entered service in July 2007. The Partnership has embarked on a capital construction program to build additional ATBs and, through a joint venture, additional tank vessels that upon completion will result in the Partnership having one of the most modern fleets in service. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause its actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership's filings with the SEC and include, among other things, future charter rates, demand in the spot market for vessels and timely delivery of two ATBs in 2008.

Contact Information:
Albert Bergeron
Chief Financial Officer
U.S. Shipping Partners L.P.
1-866-467-2400